Exhibit 99.1

1111 South Arroyo Parkway 7084	Press Release
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	November 5, 2007

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

and Backlog for Fiscal 2007

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the fiscal year and fourth quarter ended September 30, 2007.

Fiscal 2007 and Fourth Quarter Highlights:

•	Backlog increased $3.8 billion, or 38.9%, from September 30, 2006 to $13.6 billion

•	Fiscal 2007 net earnings increased 45.8% from fiscal 2006 to $287.1 million

•	Fiscal 2007 diluted EPS increased 43.3% to $2.35 per share

•	Fourth quarter net earnings increased 42.9% from last year to $83.9 million

•	Fourth quarter diluted EPS increased 38.8% from last year to $0.68

Jacobs reported today record net earnings of $287.1 million, or $2.35 per diluted share, on revenues of $8.5 billion for its fiscal year ended September 30, 2007. This compares to net earnings of $196.9 million, or $1.64 per diluted share, on revenues of $7.4 billion for fiscal 2006.

For the fourth quarter of fiscal 2007, Jacobs reported net earnings of $83.9 million, or $0.68 per diluted share, on revenues of $2.3 billion. This compares to net earnings of $58.7 million, or $0.49 per diluted share, on revenues of $2.0 billion for the fourth quarter of fiscal 2006.

Jacobs also announced backlog totaling $13.6 billion at September 30, 2007, including a technical professional services component of $6.2 billion. This compares to total backlog and technical professional services backlog of $9.8 billion and $5.2 billion, respectively, at September 30, 2006. During the current quarter, the Company booked an additional $1.9 billion relating to the previously-announced refinery expansion project for Motiva Enterprises LLC.

Commenting on the results for the year, Jacobs President and CEO Craig L. Martin stated, “The fourth quarter was another good one for us, capping what was an excellent year. Our team did an outstanding job delivering on the promise of a strong market. We enter Fiscal Year 2008 with record backlog and a robust prospect list. The outlook for next year is good.”

Commenting on the Company’s earnings outlook for fiscal 2008, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “The outlook for 2008 should continue to track above our target 15% average growth. Our initial guidance for 2008 earnings per share is a range of $2.70 to $3.10.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, November 6, 2007, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through November 13, 2007. The dial-in number for the audio replay is 888.286.8010 (confirmation code 24012463).

Jacobs, with over 52,000 employees and revenues exceeding $8.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We therefore caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2006 Form 10-K, and in particular the discussions contained under Item 1 – Business; Item 3 – Legal Proceedings; and Item 7 –Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended September 30		Year Ended September 30
	2007	2006	2007	2006
Revenues	$2,280,069	$1,979,291	$8,473,970	$7,421,270
Costs and Expenses:
Direct costs of contracts	(1,947,610)	(1,726,582)	(7,262,621)	(6,487,022)
Selling, general and administrative expenses	(203,070)	(167,577)	(769,393)	(632,692)

Operating Profit	129,389	85,132	441,956	301,556
Other Income (Expense):
Interest income	5,641	7,083	19,764	15,209
Interest expense	(2,296)	(2,158)	(8,019)	(7,496)
Miscellaneous expense, net	(1,719)	(641)	(5,059)	(3,982)

Total other income	1,626	4,284	6,686	3,731

Earnings Before Taxes	131,015	89,416	448,642	305,287
Income Tax Expense	(47,123)	(30,690)	(161,512)	(108,404)

Net Earnings	$83,892	$58,726	$287,130	$196,883

Earnings Per Share:
Basic	$0.70	$0.50	$2.42	$1.69
Diluted	0.68	0.49	2.35	1.64

Weighted Average Shares Used to Calculate Earnings Per Share:
Basic	119,504	117,316	118,559	116,648
Diluted	123,194	120,989	122,226	120,373

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Other Operational Information (in thousands):

	Three Months Ended September 30		Year Ended September 30
	2007	2006	2007	2006
Revenues by Major Component:
Technical professional services	$1,221,529	$923,253	$4,425,295	$3,376,637
Field services	1,058,540	1,056,038	4,048,675	4,044,633

Total	$2,280,069	$1,979,291	$8,473,970	$7,421,270

Depreciation Expense (pre tax)	$13,075	$10,632	$49,712	$40,598

Capital Expenditures	$16,554	$14,264	$64,620	$53,980

Selected Balance Sheet and Backlog Information (in thousands):

	At September 30,
	2007	2006
Balance Sheet Information:
Cash and cash equivalents	$613,352	$434,067
Working capital	1,001,644	776,766
Total debt	40,979	92,147
Stockholders’ equity	1,843,662	1,423,214
Backlog Information:
Technical professional services	$6,188,500	$5,153,400
Field services	7,397,300	4,624,300

Total	$13,585,800	$9,777,700

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